Exhibit 1.1

CIT GROUP INC.

Common Stock

Sales Agency Agreement

November 18, 2008

CITIGROUP GLOBAL MARKETS INC.
388 Greenwich Street
New York, New York 10013

MORGAN STANLEY & CO. INCORPORATED
1585 Broadway
New York, New York 10036

Ladies and Gentlemen:

CIT Group Inc., a corporation organized under the laws of Delaware (the “Company”), proposes to sell shares of its common stock, par value $0.01 per share (“Common Stock”) for up to an aggregate Sales Price of $8,000,000 through Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated as its agents (the “Agents”).

Any reference herein to the Registration Statement, the Base Prospectus or the Final Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 which were filed under the Exchange Act on or before the Effective Date of the Registration Statement or the issue date of the Base Prospectus or the Final Prospectus, as the case may be; and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Base Prospectus or the Final Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Date of the Registration Statement or the issue date of the Base Prospectus or the Final Prospectus, as the case may be, deemed to be incorporated therein by reference. Certain terms used herein are defined in Section 17 hereof.

     1. Representations and Warranties. The Company represents and warrants to each Agent as of the Commencement Date, as of each Acceptance Date, and as of each Settlement Date as set forth below in this Section 1.

     (a) The Company meets the requirements for use of Form S-3 under the Act and has prepared and filed with the Commission an automatic shelf registration statement (as defined in Rule 405) (File number 333-131159) on Form S-3, including a related Base Prospectus, for registration under the Act of the offering and sale of the Shares. No notice of objection of the

Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act has been received by the Company. No order suspending the effectiveness of the Registration Statement has been issued by the Commission and no proceeding for that purpose or pursuant to Section 8A of the Securities Act against the Company or related to the offering has been initiated or threatened by the Commission. Such Registration Statement, including any amendments thereto filed prior to the Commencement Date, became effective upon filing. The Company will file with the Commission the Final Prospectus relating to the Shares in accordance with Rule 424(b). As filed, the Final Prospectus shall contain all information required by the Act and the rules thereunder, and, except to the extent the Agents shall agree in writing to a modification, shall be in all substantive respects in the form furnished to you prior to the Commencement Date or, to the extent not completed on the Commencement Date, shall contain only such specific additional information and other changes (beyond that contained in the Base Prospectus) as the Company has advised you, prior to the Commencement Date, will be included or made therein. The Registration Statement, as of the Commencement Date, will meet the requirements set forth in Rule 415(a)(1)(x).

     (b) (i) On each Effective Date, the Registration Statement did, and (ii) when the Final Prospectus is first filed in accordance with Rule 424(b), on the Commencement Date, each Acceptance Date, and each Settlement Date, the Final Prospectus (and any supplement thereto) will, comply in all material respects with the applicable requirements of the Act and the Exchange Act and the respective rules thereunder; on each Effective Date and the Acceptance Date, the Registration Statement did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; as of its date and on the Commencement Date, each Acceptance Date, and Settlement Date, the Final Prospectus (together with any supplement thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to (i) that part of the Registration Statement which shall constitute the Statement of Eligibility (Form T-1) under the Trust Indenture Act of the Trustee or (ii) the information contained in or omitted from the Registration Statement or the Final Prospectus (or any supplement thereto) in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of either Agent specifically for inclusion in the Registration Statement or the Final Prospectus (or any supplement thereto), it being understood and agreed that the only such information furnished by or on behalf of either Agent consists of the information described as such in Section 7 hereof.

     (c) On each Acceptance Date, the Disclosure Package will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by either Agent specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of either Agent consists of the information described as such in Section 7 hereof.

     (d) The documents incorporated by reference in the Final Prospectus and the Registration Statement, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Act or the Exchange Act and the respective rules thereunder, as applicable, and none of the documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Any further documents so filed and incorporated by reference in the Final Prospectus and the Registration Statement or any further amendment or supplement thereto, when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Act or the Exchange Act, as applicable, and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

     (e) (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Sections 13 or 15(d) of the Exchange Act or form of prospectus), (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Shares in reliance on the exemption in Rule 163, and (iv) on each Acceptance Date, the Company was a “well-known seasoned issuer” as defined in Rule 405. The Company agrees to pay the fees required by the Commission relating to the Shares within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

     (f) (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Shares and, (ii) as of each Acceptance Date, the Company was not and will not be an Ineligible Issuer (as defined in Rule 405), without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an Ineligible Issuer.

     (g) Each Issuer Free Writing Prospectus, including, without limitation, any final term sheet prepared and filed pursuant to Rule 433(d), does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement, including any document incorporated therein and any prospectus supplement deemed to be a part thereof that has not been superseded or modified. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by either Agent specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of either Agent consists of the information described as such in Section 7 hereof.

     (h) The consolidated historical financial statements and schedules of the Company and its consolidated subsidiaries included or incorporated by reference in the Final Prospectus and the Registration Statement present fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods presented (except as otherwise noted in such statements or schedules). The selected financial data set forth under the caption “Selected Consolidated Financial Information of CIT Group Inc.” in the Disclosure Package and the Final Prospectus fairly present, on the basis stated in the Disclosure Package and the Final Prospectus, the information included therein.

     (i) The authorized, issued and outstanding capital stock of the Company is as set forth in the Disclosure Package and the Final Prospectus in the column entitled “Actual” under the caption “Capitalization” (except for subsequent issuances, if any, pursuant to this Agreement, pursuant to employee benefit plans, pursuant to the exercise of convertible securities or options outstanding on the date hereof or pursuant to any dividend reinvestment plan), and all of the shares of issued and outstanding capital stock set forth thereunder have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

     (j) The Common Stock conforms in all material respects to all statements relating thereto contained or incorporated by reference in the Disclosure Package and the Final Prospectus. The shares of Common Stock outstanding prior to the issuance of the Shares have been duly authorized and are validly issued, fully paid and non-assessable. The Shares have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and the issuance of such Shares will not be subject to any preemptive or similar rights of any securityholder of the Company.

     (k) Neither the Company nor any of its affiliates, as such term is defined in Rule 501(b) under the Act (each, an “Affiliate”), has taken, nor will the Company or any Affiliate take, directly or indirectly, any action which is designed to or which has constituted or which would be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

      Any certificate signed by any officer of the Company and delivered to the Agents or counsel for the Agents in connection with the offering of the Shares shall be deemed a representation and warranty by the Company as to matters covered thereby, to each Agent.

     2. Sale.

      (a) Upon the terms and subject to the conditions set forth herein, during the Commitment Period, the Agents shall use their commercially reasonable efforts, consistent with its normal trading and sales practices, to sell Shares of up to an aggregate Sales Price of $8,000,000 and each Agent may sell Shares on behalf of itself and the other Agent. Each sale of the Shares will be settled on the applicable Settlement Date following such sale.

      (b) The Shares are to be sold by each Agent on a daily basis or otherwise as shall be agreed to by the Company and such Agent on any day that is a Trading Day. The Company will designate the maximum amount of Shares to be sold by each Agent daily as reasonably agreed to by the Agents.

      (c) Notwithstanding the foregoing, the Company may instruct either Agent by telephone (confirmed promptly by telecopy) not to sell the Shares if such sales cannot be effected at or above the price designated by the Company in any such instruction. Furthermore, the Company shall not authorize the issuance and sale of, and neither Agent shall be obligated to use its commercially reasonable efforts to sell, any Share at a price lower than the minimum price therefor designated from time to time by the Company and notified to the Agents in writing.

      (d) Each Agent hereby covenants and agrees not to make any sales of the Shares on behalf of the Company, pursuant to this Section 2, other than (i) by means of ordinary brokers’ transactions between members of the NYSE that qualify for delivery of a Prospectus to the NYSE in accordance with Rule 153 under the Act, and (ii) such other sales of the Shares on behalf of the Company in its capacity as agent of the Company as shall be agreed by the Company and such Agent.

      (e) Each Agent shall provide written confirmation to the Company following the close of trading on the NYSE each day in which the Shares are sold under this Section 2 setting forth the amount of the Shares sold by such Agent on such day and the Sales Price relating to such Shares.

     3. Delivery and Payment. On or before each Settlement Date, the Company will cause The Bank of New York, its transfer agent, to electronically transfer the Shares being sold by crediting the applicable Agent or its designees’ account at The Depository Trust Company through its Deposit/Withdrawal at Custodian System and concurrently with the receipt of such Shares, which in all cases shall be freely tradable, transferable, registered shares in good deliverable form, the relevant Agent will deliver the related Net Price in same day funds to an account designated by the Company. If the Company defaults in its obligation to deliver any Shares on a Settlement Date, the Company agrees that it will (i) hold the Agents harmless against any loss, claim, damage or expense (including, without limitation, penalties, interest and reasonable legal fees and expenses), as incurred arising out of or in connection with such default by the Company, and (ii) pay to the relevant Agent any selling commission to which it would otherwise have been entitled absent such default. If either Agent breaches this Agreement by failure to deliver the Net Price on any Settlement Date for the Shares delivered by the Company, provided that the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to such Settlement Date, such Agent will pay the Company interest on such Net Price based on the effective overnight Federal Funds rate.

     4. Agreements. The Company agrees with the Agents as follows:

     (a) Prior to the termination of the offering of the Shares, the Company will not file any amendment of the Registration Statement or supplement (including the Final Prospectus) to the Base Prospectus unless the Company has furnished you a copy for your review prior to filing and will not file any such proposed amendment or supplement to which you reasonably object. The Company will cause the Final Prospectus, properly completed, and any supplement thereto to be filed in a form approved by the Agents with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed and will provide evidence satisfactory to the Agents of such timely filing. The Company will promptly advise the Agents (i) when the Final Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b), (ii) when, prior to termination of the offering of the Shares, any amendment to the Registration Statement shall have been filed or become effective, (iii) of any request by the Commission or its staff for any amendment of the Registration Statement or for any supplement to the Final Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or the institution or threatening of any proceeding for that purpose and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. The Company will use its best efforts to prevent the issuance of any stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, suspension or notice of objection, to obtain as soon as possible the withdrawal of such stop order or relief from such suspension or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its best efforts to have such amendment or new registration statement declared effective as soon as practicable.

     (b) If, at any time prior to the filing of the Final Prospectus pursuant to Rule 424(b), any event occurs as a result of which the Disclosure Package would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made at such time not misleading, the Company will (i) notify promptly the Agents so that any use of the Disclosure Package may cease until it is amended or supplemented; (ii) amend or supplement the Disclosure Package to correct such statement or omission; and (iii) supply any amendment or supplement to you in such quantities as you may reasonably request.

     (c) If at any time when the Final Prospectus relating to the Shares is required to be delivered under the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), any event occurs as a result of which the Final Prospectus, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made at such time, not misleading, or if it should be necessary to amend the Registration Statement, the Company will file a new registration statement or supplement the Final Prospectus to comply with the Act or the Exchange Act or the respective rules thereunder, including in connection with the delivery of the Final Prospectus, the Company will promptly (i) notify the Agents of any such event; (ii) prepare and file with the Commission, subject to the requirements of paragraph (a) of this Section 4, an amendment or supplement or new registration statement that will correct such statement or omission or effect such compliance; (iii) use its best efforts to have any amendment to the Registration Statement or new registration statement declared effective as soon as practicable in order to avoid any disruption in use of the Final Prospectus; and (iv) supply any supplemented or amended Final Prospectus to the Agents and counsel for the Agents without charge in such quantities as they may reasonably request.

     (d) The Company will file such reports pursuant to the Exchange Act and the rules and regulations thereunder, as are necessary in order to make generally available to its security holders as soon as practicable an earning statement within the meaning of Rule 158 under the Act for the purposes of, and to provide the benefits contemplated by the last paragraph of Section 11(a) of the Act.

     (e) The Company will furnish to the Agents and counsel for the Agents, without charge, conformed copies of the Registration Statement (including exhibits thereto) and, so long as delivery of a prospectus by an Agent or dealer may be required by the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), as many copies of the Final Prospectus and each Issuer Free Writing Prospectus and any supplement thereto as the Agents may reasonably request. The Company will pay the expenses of printing or other production of all documents relating to the offering.

     (f) The Company will arrange, if necessary, for the qualification of the Shares for sale under the laws of such jurisdictions as the Agents may designate upon consultation with the Company, will maintain such qualifications in effect so long as required for the sale of the Shares and will pay any fee of the Financial Industry Regulatory Authority, Inc., in connection with its review of the offering; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Shares, in any jurisdiction where it is not now so subject.

     (g) The Company represents and agrees that, unless it has obtained or will obtain the prior consent of the Agents, and each Agent, severally and not jointly, agrees with the Company that, unless it has obtained or will obtain, as the case may be, the prior consent of the Company, it has not made and will not make any offer relating to the Shares that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a Free Writing Prospectus required to be filed by the Company with the Commission or retained by the Company under Rule 433, other than a Free Writing Prospectus that contains information in any final term sheet prepared and filed pursuant to Rule 433(d); provided that the prior consent of the parties hereto shall be deemed to have been given in respect of any Free Writing Prospectus included in Schedule I hereto. Any such free writing prospectus that the parties hereto have agreed to use, prior to the use thereof, is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company agrees that it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and it has complied and will comply, as the case may be, with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping. The Company consents to the use by either Agent of a free writing prospectus that contains only (i) information describing the preliminary terms of the Shares or their offering or (ii) information that describes the final terms of the Shares or their offering and that is included in any final term sheet of the Company.

     (h) The Company agrees to pay the costs and expenses relating to the following matters: (i) the issuance of the Shares and the fees of the transfer agent; (ii) the preparation, printing or reproduction of the Final Prospectus and each amendment or supplement to either of them; (iii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Final Prospectus, and all amendments or supplements to either of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Shares; (iv) the preparation, printing, authentication, issuance and delivery of certificates for the Shares; (v) any stamp or transfer taxes in connection with the original issuance and sale of the Shares; (vi) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Shares; (vii) any registration or qualification of the Shares for offer and sale under the securities or blue sky laws of the several states, and any other jurisdictions as the Agents may designate pursuant to Section 4(f) (including filing fees and the reasonable fees and expenses of counsel for the Agents relating to such registration and qualification), provided that the Company shall not be responsible for the fees and disbursements of more than one law firm (other than local counsel) for all the Agents in connection with the transactions contemplated by this clause (vii), including the preparation of a blue sky memorandum; (viii) the transportation and other expenses incurred by or on behalf of Company representatives in connection with presentations to prospective purchasers of the Shares; (ix) the fees and expenses of the accountants for the Company and the fees and expenses of counsel (including local and special counsel) for the Company; (x) the fees and expenses of counsel for the Agents, and (xi) all other costs and expenses incident to the performance by the Company of its obligations hereunder.

     5. Conditions to the Obligations of the Agents. The obligations of the Agents to solicit offers to purchase the Shares shall be subject to the accuracy of the representations and warranties on the part of the Company contained herein on the Commencement Date, each Acceptance Date, and Settlement Date, to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions:

     (a) The Final Prospectus, and any supplement thereto, shall have been filed in the manner and within the time period required by Rule 424(b); and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

     (b) On the Commencement Date, the Agents shall have received from Shearman & Sterling LLP, counsel for the Company, an opinion dated the Commencement Date and addressed to the Agents, in form and substance satisfactory to the Agents, to the effect set forth in Exhibit A hereto.

     (c) On the Commencement Date, the Agents shall have received from Eric Mandelbaum, Deputy General Counsel of the Company, an opinion dated the Commencement Date and addressed to the Agents, in form and substance satisfactory to the Agents, to the effect set forth in Exhibit B hereto and subject to usual and customary qualifications, limitations and assumptions.

     (d) On the Commencement Date, the Agents shall have received from Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Agents, an opinion dated the Commencement Date and addressed to the Agents, with respect to the issuance and sale of the Shares, the Registration Statement, the Disclosure Package, the Final Prospectus (together with any supplement thereto) and other related matters as the Agents may reasonably require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

     (e) On the Commencement Date, the Company shall have furnished to the Agents a certificate, signed by the principal financial or accounting officer of the Company, dated the Commencement Date, to the effect that the signers of such certificate have carefully examined the Registration Statement, the Final Prospectus, the Disclosure Package and any amendments or supplements thereto and this Agreement and that:

     (i) the representations and warranties of the Company in this Agreement are true and correct on and as of the Commencement Date with the same effect as if made on the Commencement Date, and the Company has complied with all the agreements and satisfied all the conditions on its part that are required to be performed or satisfied hereunder at or prior to the Commencement Date (unless otherwise waived in writing by the Agents);

     (ii) no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued and no proceedings for that purpose have been instituted or, to the Company’s knowledge, threatened, and

     (iii) since the date of the most recent financial statements included or incorporated by reference in the Final Prospectus (exclusive of any supplement thereto), there has been no material adverse change in the condition (financial or otherwise), earnings, business or properties of the Company and the Company’s subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto).

     (f) On the Commencement Date, the Agents shall have received from PricewaterhouseCoopers LLP, a letter dated the Commencement Date, in form and substance satisfactory to the Agents, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information of the Company and its subsidiaries included or incorporated by reference in the Disclosure Package and the Final Prospectus.

     (g) Subsequent to the Commencement Date or, if earlier, the dates as of which information is given in the Registration Statement (exclusive of any amendment thereof), the Disclosure Package (exclusive of any supplement thereto) and the Final Prospectus (exclusive of any supplement thereto), until and including the relevant Settlement Date, there shall not have been (i) any change to the truth, accuracy and completeness of the representations and warranties of the Company in this Agreement and any failure by the Company to comply with all the agreements and satisfy all the conditions on its part to be performed or satisfied hereunder at or prior to the relevant Settlement Date; (ii) any change or decrease in the amounts specified in the letter referred to in paragraph (f) of this Section 5; or (iii) any change, or any development involving a prospective change, in or affecting the business, properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto), the effect of which, in any case referred to in clause (i), (ii) or (iii) above, is, in the sole judgment of the Agents, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Shares as contemplated by the Registration Statement (exclusive of any amendment thereof), the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto).

     (h) Prior to the Commencement Date and during the Commitment Period, the Company shall have furnished to the Agents such further information, certificates and documents as the Agents may reasonably request.

     If any of the conditions specified in this Section 5 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Agents and counsel for the Agents, this Agreement and all obligations of the Agents hereunder may be canceled during the Commitment Period by the Agents. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

     The documents required to be delivered by this Section 5 will be delivered at the office of Wilmer Cutler Pickering Hale and Dorr LLP, 1875 Pennsylvania Avenue N.W., Washington, D.C. 20006, on the Commencement Date.

     6. Reimbursement of Agents’ Expenses. If the sale of the Shares provided for herein is not consummated because any condition to the obligations of the Agents set forth in Section 5 hereof is not satisfied, because of any termination pursuant to Section 8 hereof or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof other than by reason of a default by either of the Agents, the Company will reimburse the Agents severally on demand for all out-of-pocket expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Shares.

     7. Indemnification and Contribution. (a) The Company agrees to indemnify, defend and hold harmless each Agent and any person who controls such Agent within the meaning of Section 15 of the Act or Section 20 of the Exchange Act from and against any loss, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, such Agent or any such controlling person may incur under the Act or otherwise, insofar as such loss, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Disclosure Package, the Final Prospectus or any amendment or supplement thereto, or arises out of or is based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Disclosure Package or the Final Prospectus, in light of the circumstances under which they were made) not misleading, except insofar as any such loss, expense, liability or claim arises out of or is based upon any alleged untrue statement of a material fact contained (i) therein in conformity with information furnished in writing by or on behalf of either Agent to the Company expressly for use in any of such documents or (ii) in the Form T-1 Statement of Eligibility under the Trust Indenture Act of the Trustee or arises out of or is based upon any alleged omission to state therein a material fact in connection with such information required to be stated therein or necessary to make such information not misleading. The Company’s agreement to indemnify each Agent or any such controlling person as aforesaid is expressly conditioned upon the Company being notified of the action in connection therewith brought against an Agent or such controlling person by letter or telegram or facsimile transmission addressed to the Company with reasonable promptness after the first legal process which discloses the nature of the liability or claim shall have been served upon an Agent or such controlling person (or after such Agent or such controlling person shall have received notice of such service upon any agent designated by such Agent or such controlling person), but failure so to notify the Company shall not relieve the Company from any liability which it may have to an Agent or to such controlling person otherwise than on account of the indemnity agreement contained in this Section 7.

     The Company shall assume the defense of any suit brought to enforce any such liability or claim, including the employment of counsel satisfactory to such Agent or such controlling person and the payment of all expenses. The Agent or such controlling person against whom such suit is brought shall have the right to employ one separate counsel in any such suit and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Agent or the expense of such controlling person unless (i) the employment of such counsel has been specifically authorized by the Company or (ii) the named parties to any such suit (including any impleaded parties) include such Agent or such controlling person and the Company and such Agent or such controlling person shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Company, in which case the Company shall not have the right to assume the defense of such action on the behalf of such Agent or on the behalf of such controlling person, it being understood, however, that the Company shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (and any required local counsel) for such Agent and such controlling persons, which firm (and local counsel, if any) shall be designated in writing by the Agent. The Company shall not be liable for any settlement of any such action effected without its consent (which will not be unreasonably withheld or delayed) unless such settlement includes an unconditional release of the Company from all liability arising out of such loss, expense, liability or claim.

     The Company agrees to notify each Agent with reasonable promptness of the commencement of any litigation or proceedings against the Company or any of its officers or directors in connection with the issue and sale of the Shares or with the Registration Statement, the Disclosure Package or the Final Prospectus.

     (b) The Agents represent and warrant that the information furnished in writing to the Company expressly for use with reference to the Agents in the Registration Statement, or the Final Prospectus does not contain any untrue statement of a material fact and does not omit to state a material fact in connection with such information required to be stated in the Registration

Statement, or the Final Prospectus or necessary to make such information (in the case of the Final Prospectus, in light of the circumstances under which such information was provided) not misleading.

     Each Agent severally agrees to indemnify, defend and hold harmless the Company, its directors and officers and any person who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act from and against any loss, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, the Company or any other indemnified person may incur under the Act or otherwise, insofar as such loss, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Disclosure Package, the Final Prospectus or any amendment or supplement thereto which is in reliance on and in conformity with information furnished in writing by or on behalf of the Agents to the Company expressly for use with reference to the Agents, or arises out of or is based upon any omission or alleged omission to state a material fact in connection with such information required to be stated in any of such documents or necessary to make such information (in the case of the Disclosure Package or the Final Prospectus, in light of the circumstances under which such information was provided) not misleading. The Company acknowledges that the statements set forth in the first sentence of the fifth paragraph under the heading “Plan of Distribution” of the Final Prospectus, constitute the only information furnished in writing by or on behalf of the several Agents for inclusion in the Final Prospectus. Each Agent’s agreement to indemnify the Company and any other indemnified person as aforesaid is expressly conditioned upon such Agent being notified of the action in connection therewith brought against the Company or any other indemnified person by letter, telegram, or facsimile transmission addressed to it at its address furnished to the Company for the purpose, with reasonable promptness after the first legal process which discloses the nature of the liability or claim shall have been served upon the Company or any other indemnified person (or after the Company or any such person shall have received notice of such service on any agent designated by the Company or any such person), but failure so to notify an Agent shall not relieve such Agent from any liability which it may have to the Company or any other indemnified person otherwise than on account of the indemnity agreement contained in this Section 7.

     Each Agent shall assume the defense of any suit brought to enforce any such liability or claim, including the employment of counsel satisfactory to the Company or such other person and the payment of all expenses. The Company or other indemnified person against whom such suit is brought shall have the right to employ separate counsel in any such suit and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Company or such other indemnified person unless (i) the employment of such counsel has been specifically authorized by such Agent or (ii) the named parties to any suit (including any impleaded parties) include the Company or such other indemnified person and such Agent, and the Company or such other indemnified person shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Agent, in which case the Agent shall not have the right to assume the defense of such action on behalf of the Company or such other indemnified person, it being understood, however, that such Agent shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (and any required local counsel) for the Company and such person, which firm (and local counsel, if any) shall be designated in writing by the Company. An Agent shall not be liable for any settlement of any such action effected without its consent (which will not be unreasonably withheld or delayed) unless such settlement includes an unconditional release of such Agent from all liability arising out of such loss, expense, liability or claim.

     (c) If the indemnification provided for in this Agreement is unavailable to or insufficient to hold harmless an indemnified party under subsections (a) and (b) above for any reason other than as specified therein in respect of any losses, expenses, liabilities or claims referred to therein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, expenses, liabilities or claims (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Agents on the other hand from the offering of the Shares; or (ii) if the allocation provided in clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Agents on the other hand in connection with the statements or omissions which resulted in such losses, expenses, liabilities or claims, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Agents on the other hand shall be deemed to be in the same proportion as the total net proceeds (before deducting expenses) to the Company from the sale of the Shares bears to the total commissions received by the Agents, in each case as set forth on the cover page of the Final Prospectus. The relative fault of the Company on the one hand and of the Agents on the other hand shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Agents and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any claim or action.

     The Company and the Agents agree that it would not be just and equitable if contribution pursuant to this Agreement were determined by pro rata allocation (even if the Agents were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Agreement, each Agent shall not be required to contribute any amount in excess of the amount by which the total price at which the Shares placed by such Agent exceeds the amount of the damages which such Agent has otherwise been required to pay by reason of an untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Each Agent’s obligation in this subsection (c) to contribute is several and not joint, in the same proportion which the amount of the Shares which were distributed to the public by such Agent bears to the total amount of such Shares distributed to the public through all of the Agents pursuant to this Agreement.

     The obligations of the Company and the Agents under this Section 7 shall be in addition to any liability that the Company or the Agents may otherwise have.

     8. Termination. (a) This Agreement shall be subject to termination in the absolute discretion of the Agents, by notice given to the Company prior to delivery of and payment for the Shares, if at any time prior to such time (i) trading in the Company’s Common Stock shall have been suspended by the Commission or the NYSE or trading in securities generally on the NYSE shall have been suspended or limited or minimum prices shall have been established on such exchange; (ii) a banking moratorium shall have been declared either by U.S. federal or New York State authorities; or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Agents, impractical or inadvisable to proceed with the offering or delivery of the Shares as contemplated by the Final Prospectus (exclusive of any supplement thereto).

      (b) The Company shall notify each Agent in writing of the occurrence of the Representation Date, and upon receipt of such notice, each Agent’s obligation to use its commercially reasonable efforts to sell the Shares shall cease and this Agreement shall be subject to termination in the reasonable discretion of the Agents.

     9. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Agents set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Agents, the Company or any of the indemnified persons referred to in Section 7 hereof, and will survive delivery of and payment for the Shares. The provisions of Sections 6 and 7 hereof shall survive the termination or cancellation of this Agreement.

     10. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Agents, will be mailed, delivered or telefaxed to Citigroup Global Markets Inc. General Counsel (fax no.: (212) 816-7912) and confirmed to the General Counsel, Citigroup Global Markets Inc., at 388 Greenwich Street, New York, New York 10013, Attention: General Counsel and Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, New York 10036, Attention: Equity Syndicate Desk, with a copy to the Legal Department, or, if sent to the Company, will be mailed, delivered or telefaxed to (973) 740-5148 and confirmed to it at 1 CIT Drive, Livingston, New Jersey 07039, attention of the Legal Department.

     11. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the indemnified persons referred to in Section 7 hereof and their respective successors, and no other person will have any right or obligation hereunder.

     12. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Agents, or any of them, with respect to the subject matter hereof.

     13. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

     14. Waiver of Jury Trial. The Company and the Agents hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

     15. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

     16. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

     17. Definitions. The terms that follow, when used in this Agreement, shall have the meanings indicated.

      “Acceptance Date” shall mean each date on which either Agent accepts an offer to purchase Shares.

     “Act” and “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

     “Base Prospectus” shall mean the base prospectus referred to in paragraph 1(a) above contained in the Registration Statement on the Commencement Date.

     “Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in The City of New York.

     “Commencement Date” shall mean the date that the Agents commence solicitation of purchases of Shares hereunder, such date will be the date hereof unless otherwise agreed by the Company and the Agents.

     “Commission” shall mean the Securities and Exchange Commission.

     “Commitment Period” shall mean the period commencing on November 18, 2008 and expiring on the earliest to occur of (i) the date on which the Agents shall have sold Shares with the Sales Price in the aggregate of $8,000,000, (ii) the date this Agreement is terminated pursuant to Section 8 or (iii) 30 days after the date of this Agreement.

     “Disclosure Package” shall mean (i) the Final Prospectus, (ii) the Issuer Free Writing Prospectuses, if any, identified in Schedule I hereto, and (iii) any other Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package.

     “Effective Date” shall mean each date and time that the Registration Statement and any post-effective amendment or amendments thereto became or become effective.

     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

     “Final Prospectus” shall mean the prospectus supplement relating to the Shares that was first filed pursuant to Rule 424(b) on or after the Commencement Date, together with the Base Prospectus.

     “Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405.

     “Investment Company Act” shall mean the U.S. Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder.

     “Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus, as defined in Rule 433.

     “Net Price” shall mean the Sales Price less the Selling Commission.

     “Registration Statement” shall mean the registration statement referred to in paragraph 1(a) above, including exhibits and financial statements and any prospectus supplement relating to the Shares that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430A or Rule 430B, as amended on each Effective Date and, in the event any post-effective amendment thereto becomes effective during the Commitment Period, shall also mean such registration statement as so amended.

     “Representation Date” shall mean the date when the Registration Statement, the Disclosure Package or the Final Prospectus is materially amended or supplemented, including when the Registration Statement, the Disclosure Package or the Final Prospectus is amended or supplemented by means of an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference into the Final Prospectus (other than a Current Report on Form 8-K filed solely to permit the incorporation by reference of one or more exhibits into the Registration Statement and/or disclose the terms of securities issued pursuant to the Registration Statement).

     “Rule 158”, “Rule 163”, “Rule 164”, “Rule 172”, “Rule 405”, “Rule 415”, “Rule 424”, “Rule 430A”, “Rule 430B” and “Rule 433” refer to such rules under the Act.

     “Sales Price” shall mean the actual sale execution price of each share of Common Stock sold by the Agents on the NYSE pursuant to Section 2 of this Agreement.

     “Selling Commission” shall mean a selling commission of 1.0% per share of Common Stock sold, to be allocated evenly between Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated.

     “Settlement Date” with respect to any Shares shall mean the third Trading Day following the sale of such Shares pursuant to this Agreement.

     “Shares” shall mean shares of Common Stock sold pursuant to this Agreement.

     “Trading Date” shall mean any day which is a trading day on the NYSE, other than a day on which trading is scheduled to close prior to its regular weekday closing time.

     “Trust Indenture Act” shall mean the Trust Indenture Act of 1939, as amended and the rules and regulations of the Commission promulgated thereunder.

     “Well-Known Seasoned Issuer” shall mean a well-known seasoned issuer, as defined in Rule 405.

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company and the Agents.

Very truly yours,

CIT Group Inc.

By:	/s/ Glenn A. Votek
Name: Glenn A. Votek
Title: Executive Vice President & Treasurer

The foregoing Agreement is hereby
confirmed and accepted as of the
date first above written.

By: CITIGROUP GLOBAL MARKETS INC.

By: /s/ Luis Massiani
Name: Luis Massiani
Title: Vice President

By: MORGAN STANLEY & CO. INCORPORATED

By: /s/ Kenneth G. Pott
Name: Kenneth G. Pott
Title: Managing Director

SCHEDULE I

Schedule of Free Writing Prospectuses included in the Disclosure Package.

None.

EXHIBIT A

Form of Opinion of Shearman & Sterling LLP

1.	The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware with corporate power and authority under such laws to conduct its business as described in the Final Prospectus.

2.	The Company (a) has the corporate power to execute, deliver and perform the Sales Agency Agreement and (b) has taken all corporate action necessary to authorize the execution, delivery and performance of its obligations under the Sales Agency Agreement.

3.	The Sales Agency Agreement has been duly executed and delivered by the Company.

4.	The statements in the Final Prospectus under the caption “Description of Capital Stock,” insofar as such statements constitute summaries of the instruments or documents referred to therein, fairly summarize in all material respects the instruments or documents referred to therein.

5.	The execution and delivery by the Company of the Sales Agency Agreement does not, and the performance by the Company of its obligations thereunder and the consummation of the transactions contemplated thereby will not, (a) result in a violation of the Company’s certificate of incorporation or by-laws, (b) result in a violation of Generally Applicable Law or (c) result in a breach of, a default under or the acceleration of (or entitle any party to accelerate) the maturity of any obligation of the Company under, or result in or require the creation of any lien upon or security interest in any property of the Company pursuant to the terms of, any document or contract filed as an exhibit, pursuant to Items 601(b)(4) or 601(b)(10) of Regulation S-K under the Securities Act, to (i) the Company’s annual report on Form 10-K for the year ended December 31, 2007, (ii) the Company’s quarterly reports on Form 10-Q for the quarterly periods ending March 31, 2008, June 30, 2008 and September 30, 2008, respectively, or (iii) the Company’s current reports on Form 8-K filed with the Commission on January 25, 2008, April 25, 2008 and May 12, 2008.

6.	The Company is not required to register as an investment company under the Investment Company Act of 1940, as amended.

7.	No authorization, approval or other action by, and no notice to or filing with, any United States federal or New York governmental authority or regulatory body is required for the due execution, delivery or performance by the Company of the Sales Agency Agreement, except as have been obtained and are in full force and effect under the Securities Act or as may be required under the state securities or “blue sky” laws of any jurisdiction in the United States in connection with the offer and sale of the Shares and the listing of the Shares on the New York Stock Exchange.

8.	To our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or threatened.

9.	In our opinion, (a) each of the documents incorporated by reference in the Final Prospectus (other than the financial statements and other financial or statistical data contained or incorporated by reference therein or omitted therefrom, as to which we express no opinion), at the time it was filed with the Commission, appears on its face to have been appropriately responsive in all material respects to the requirements of the Exchange Act, and the applicable rules and regulations of the Commission thereunder, and (b) each of the Registration Statement and the Final Prospectus (other than the financial statements and other financial or statistical data contained or incorporated by reference therein or omitted therefrom and the Trustee’s Statement of Eligibility on Form T-1, as to which we express no opinion) appears on its face to be appropriately responsive in all material respects to the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder.

10.	No facts came to our attention which caused us to believe that (i) the Registration Statement (other than the financial statements and other financial or statistical data contained or incorporated by reference therein or omitted therefrom and the Trustee’s Statement of Eligibility on Form T-1, as to which we have not been requested to comment), as of the date hereof, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Final Prospectus (other than the financial statements and other financial or statistical data contained or incorporated by reference therein or omitted therefrom, as to which we have not been requested to comment), as of the date hereof, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

EXHIBIT B

Form of Opinion of CIT Group Inc.’s Assistant General Counsel

     1. The Company is duly qualified or licensed and in good standing (or other comparable status) as a foreign corporation in each jurisdiction where its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing (or to have such other comparable status) would not have a material adverse effect on the business, operations, assets or financial condition of the Company.

     2. The Company and each of its subsidiaries listed on Schedule I hereto is validly existing and in good standing as a corporation or other business entity under the laws of its jurisdiction of incorporation or organization, has the corporate or other business entity power to transact the business in which it is engaged, is duly qualified and in good standing (or other comparable status) as a foreign corporation or other business entity in each of the several states and jurisdictions where its business requires such qualification and is duly licensed to carry on such business in each of the several states and jurisdictions where its business requires such licensing and where the failure to be so qualified or licensed would have a material adverse effect on the consolidated financial position and results of operations of the Company.

     3. To my knowledge, there are no legal or governmental proceedings required to be described in the Registration Statement or the Final Prospectus which are not described as required, or any contracts or documents of a character required to be described in the Registration Statement or the Final Prospectus or to be filed as exhibits thereto that are not described or filed as required.

     4. The authorized capitalization of the Company is as set forth in the Registration Statement and the Final Prospectus, and the shares of issued and outstanding capital stock set forth thereunder have been duly authorized and validly issued and are fully paid and non-assessable. To my knowledge, none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

     5. The Shares have been duly authorized and, when issued and delivered by the Company to the purchasers thereof against consideration therefor in accordance with the terms of the Sales Agency Agreement, will be validly issued, fully paid and non-assessable. To my knowledge, the issuance of such Shares will not be subject to any preemptive or similar rights of any securityholder of the Company.